Exhibit 4.4
NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (II) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE.
$1,000,000
RENEGY HOLDINGS, INC.
CONVERTIBLE SUBORDINATED PROMISSORY NOTE
August 13, 2008
Renegy Holdings, Inc., a Delaware corporation (the “Company”), the principal office of which is located at 301 W. Warner Road, Suite 132, Tempe, Arizona 85284, for value received hereby promises to pay to The Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Holder”), or its registered assigns, the sum of one million dollars ($1,000,000), or such lesser amount as shall then be outstanding hereunder. The principal amount hereof and any unpaid accrued interest hereon, as set forth below, shall be due and payable on the earlier to occur of (i) December 31, 2009, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder. Simultaneously with the execution of this Note, the Holder and the Company shall execute a waiver (in the form attached hereto as Exhibit B) of various provisions of that certain Contribution and Merger Agreement among Catalyica Energy Systems, Inc.; the Company; Snowflake Acquisition Corporation; Renegy, LLC; Renegy Trucking, LLC; Snowflake White Mountain Power, LLC; Robert M. Worsley; Christi M. Worsley; and the Holder dated May 8, 2007 (the “Merger Agreement”).
The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:
1. Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:
(i) “Company” includes any corporation which shall succeed to or assume the obligations of the Company under this Note.
(ii) “Holder,” when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

2. Interest. Upon the maturity of this Note, the Company shall pay interest at the rate of ten percent (10.0%) per annum (the “Initial Interest Rate”) on the principal outstanding during the period beginning on the date of issuance of this Note and ending on the date that the principal amount of this Note becomes due and payable. In the event that the principal amount of this Note is not paid in full when such amount becomes due and payable, interest at the rate equal to the lesser of (a) the Initial Interest Rate plus three percent (3.0%) or (b) the highest rate then permitted by law shall continue to accrue on the balance of any unpaid principal until such balance is paid.
3. Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:
(i) Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within ten (10) days after the Holder has given the Company written notice of such default; or
(ii) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or
(iii) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver, or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or
(iv) Any declared default of the Company under any Senior Indebtedness (as defined below) that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder.
4. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness, as hereinafter defined.
4.1 Senior Indebtedness. As used in this Note, the term “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on: (i) all indebtedness of the Company to banks, commercial finance lenders, insurance companies, or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), and (ii) any such indebtedness or any debentures, notes, or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor; provided, however, that the aggregate balance of all Senior Indebtedness outstanding at any given time shall not exceed $65.0 million in principal amount unless the Holder consents in writing to an amount of Senior Indebtedness in excess of this amount.

4.2 Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within three (3) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.
4.3 Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4, including the right to receive cash, securities, or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 4 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers, and remedies otherwise provided herein or by applicable law.
4.4 Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 4.2 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purpose of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.
4.5 Undertaking. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 4.
5. Prepayment. Upon prior written notice to the Holder, the Company may at any time prepay in whole or in part the principal sum, plus accrued interest to date of payment, of this Note.

6. Conversion.
6.1 Voluntary Conversion. Commencing on December 31, 2008, the Holder of this Note has the right, at the Holder’s option and by delivering notice to the Company pursuant to Section 6.3.1, to convert the outstanding principal and accrued interest under this Note, in whole but not in part, into fully paid and nonassessable shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”) at a per share conversion price equal to the closing price of the Company’s Common Stock as quoted on the Nasdaq Capital Market (or such other national securities exchange or other quotation medium that publishes quotes of the Common Stock) on the date prior to the date of such notice of conversion; provided, however, that Holder’s right to convert this Note pursuant to Section 6.1, shall be subject at all times to applicable Marketplace Rules of the Nasdaq Stock Market, LLC regarding stockholder approval (for so long as the Company’s securities are subject to such rules). The conversion price of this Note determined pursuant to this Section 6.1 shall be referred to herein as the “Conversion Price.”
6.2 Automatic Conversion. If, prior to December 31, 2009, (x) the Company obtains at least $5,000,000 of equity financing pursuant to the Company’s issuance of equity securities of the Company (or securities convertible into equity securities of the Company) pursuant to a private placement to one or more bona fide third-party investors (an “Equity Funding Event”), then upon the completion of the Equity Funding Event, the entire principal amount of this Note together with accrued interest thereon shall be automatically converted as part of such financing into the same type of securities issued in the Equity Funding Event and at the same purchase price and on the same terms as such equity securities issued in the Equity Funding Event.
6.3 Conversion Procedure.
6.3.1 Notice of Conversion Pursuant to Section 6.1. Before the Holder shall be entitled to convert this Note into shares of Common Stock pursuant to Section 6.1, it shall surrender this Note at the office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to Section 6.1, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Holder of this Note a certificate or certificates for the number of shares of Common Stock to which the Holder of this Note shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.
6.3.2 Notice of Conversion Pursuant to Section 6.2. If this Note is automatically converted pursuant to Section 6.2, written notice shall be delivered to the Holder of this Note at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying the Holder of the conversion to be effected, specifying the type and amount of the equity securities into which the Note will be converted, the principal amount of the Note to be converted, the amount of accrued interest to be converted, the date on which such conversion will occur and calling upon such Holder to surrender to the Company, in the manner and at the place designated, the Note. Upon such conversion of this Note, Holder agrees to execute and deliver to the Company all transaction documents entered into by other purchasers participating in the Equity Funding Event, provided that Holder shall have the right to review and comment on such transaction documents during the transaction process.

6.4 Mechanics and Effect of Conversion. No fractional shares of Common Stock or other equity securities shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted, such payment to be in the form as provided below. Upon the conversion of this Note pursuant to Section 6.1 or 6.2 above, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of shares of such Common Stock or other equity securities which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above. In the event of any conversion of this Note pursuant to Section 6.2 above, such conversion shall be deemed to have been made immediately prior to the event causing the automatic conversion, and on and after such date the Holder of this Note entitled to receive the shares of Common Stock or other equity securities issuable upon such conversion shall be treated for all purpose as the record Holder of such shares. Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Holder, within ten (10) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion, and no more.
7. Conversion Price Adjustments.
7.1 Adjustments for Stock Splits and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Equivalents, then, as of such record date (or the date of such dividend distribution, split, or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.
7.2 Adjustments for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.
7.3 Notices of Record Date, etc. In the event of:
7.3.1 Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

7.3.2 Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or
7.3.3 Any voluntary or involuntary dissolution, liquidation, or winding up of the Company, then the Company will mail to the holder of this Note at least ten (10) days prior to the earliest date specified therein, a notice specifying:
7.3.3.1 The date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and the amount and character of such dividend, distribution, or right; and
7.3.3.2 The date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon.
7.4 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or other equity securities solely for the purpose of effecting the conversion of the Note such number of its shares of Common Stock or other equity securities as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Common Stock or other equity securities shall not be sufficient to effect the conversion of the entire outstanding principal amount and accrued interest of this Note, in addition to such other remedies as shall be available to the holder of this Note, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or other equity securities) to such number of shares as shall be sufficient for such purposes.
8. Assignment. Subject to the restrictions on transfer described in Section 10 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties.
9. Waiver and Amendment. Any provision of this Note may be amended, waived, or modified upon the written consent of the Company and Holder.
10. Transfer of This Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale, or other disposition of this Note or securities into which such Note may be converted, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, to the effect that such offer, sale, or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company shall notify such Holder that such Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 10 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

11. Treatment of Note. To the extent permitted by generally accepted accounting principles and applicable tax laws, the Company will treat, account, and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state, or local tax authorities.
12. Notices. Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom such notice is to be given, on the date of transmittal of service via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified mail, postage prepaid, or via a recognized overnight courier providing a receipt for delivery and properly addressed at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder.
13. No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall be payable or accrued in respect of the Common Stock or other equity securities obtainable hereunder until, and only to the extent that, this Note shall have been converted.
14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, excluding that body of law relating to conflict of laws.
15. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.
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IN WITNESS WHEREOF, the Company has caused this Note to be issued this 13 day of August, 2008.

RENEGY HOLDINGS, INC.
By:	/s/ Robert W. Zack
Robert W. Zack, Executive Vice President and
Chief Financial Officer

Name of Holder:	Robert M. Worsley and Christi M. Worsley Revocable Trust

Address:	The Worsley Family Revocable Trust
3418 N. Val Vista Drive
Mesa, AZ 85213

EXHIBIT A
NOTICE OF CONVERSION
(To Be Signed Only Upon Conversion of Note)
The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Common Stock of Renegy Holdings, Inc., to the extent of $  _____  unpaid principal amount of such Note, and requests that the certificates for such shares be issued in the name of, and delivered to,                     , whose address is

Dated:

(Signature must conform in all respects to name of
holder as specified on the face of the Note)

(Address)

EXHIBIT B
FORM OF WAIVER
August 13, 2008
Robert Worsley
Robert M. Worsley and Christi M. Worsley Revocable Trust
3418 N. Val Vista Drive
Mesa, AZ 85213
Dear Mr. Worsley:
Reference is made to that certain Merger Agreement, dated May 8, 2007, among Catalyica Energy Systems, Inc.; Renegy Holdings, Inc.; Snowflake Acquisition Corporation; Renegy, LLC; Renegy Trucking, LLC; Snowflake White Mountain Power, LLC; Robert M. Worsley; Christi M. Worsley; and the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Merger Agreement”). All capitalized terms contained herein not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.
Section 11.12 of the Merger Agreement permits waivers of provisions of the Merger Agreement if such waiver is executed in writing by the party to be bound thereby. In addition, to be binding on Catalytica, Holdings, or the Companies, any such waiver of the Merger Agreement shall be consented to in writing by the Special Committee. This letter agreement is intended to be such a waiver.
Catalytica, Holdings, and the Companies hereby consent to the issuance to the Robert M. Worsley and Christi M. Worsley Revocable Trust of any shares of Holdings’ Common Stock or other equity securities that may be issuable pursuant to the terms of that certain Convertible Subordinated Promissory Note, dated August 13, 2008, issued to the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Trust”) in the principal amount of $1,000,000. Such waiver shall apply to similar notes of like tenor that may be issued to the Trust or its affiliates from time to time by the Company. All other provisions of the Merger Agreement shall remain in full force and effect.

On behalf of the Special Committee,
/s/ Ricardo B. Levy
Ricardo B. Levy, Chairman